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                                                                     EXHIBIT 2.3

                                 PROMISSORY NOTE

$2,250,000                                              DATED: SEPTEMBER 5, 2001

         FOR VALUE RECEIVED, the undersigned, MED-XS ASSET SERVICES, INC., an Ohio corporation (herein called "Maker") promises to pay to the order of NEOFORMA.COM, INC., a Delaware corporation ("HOLDER"), at 3061 Zanker Road, San Jose, CA 95134, or such other address as Holder may designate from time to time, in lawful money of the United States of America, the principal sum of Two Million Three Hundred Fifty Thousand Dollars ($2,350,000), or the aggregate unpaid principal amount of all loans to Maker by Holder, without interest.

         1. Payments: One Hundred Thousand Dollars ($100,000) shall be due October 31, 2001, subject to the terms of that certain First Amendment to the Asset Purchase Agreement Agreement, dated as of the date hereof. Beginning one (1) quarter (90 days) after the date of this Promissory Note, and on each subsequent quarter thereafter for eight (8) quarters, Maker will make payments to Holder by wire transfer or certified check in the amounts of ONE HUNDRED FIFTY SIX THOUSAND TWO HUNDRED FIFTY DOLLARS ($156,250) in principal.

                  Two years after the date of this Promissory Note, Maker will make payment to Holder by wire transfer or certified check in the amount of ONE MILLION DOLLARS ($1,000,000) in principal.

         2. Prepayment. This Note may be prepaid in whole or in part at any time and from time to time without penalty.

         3. Late Payment. If any payment required under this Note is not paid within five (5) days after the date such payment is due, then, Maker shall pay a "late charge" equal to five percent (5%) of the amount of that payment to offset Holder's costs incurred as a result of such late payment. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Holder.

         4. Acceleration upon Default. Upon the occurrence of any default in the payment of principal or interest on this Note which default shall continue for ten (10) days after written notice from Holder, the Holder of this Note shall have the option of declaring the principal balance hereof to be immediately due and payable.

         5. Security. This Note is issued pursuant to a certain Asset Purchase Agreement between Holder and Maker, dated July 28, 2001 and is secured by a security interest in certain collateral, as set forth in a Security Agreement of even date herewith.

         6. Waivers. The Maker and all endorsers, guarantors, and sureties of this Note, and all other persons liable or to become liable on this Note jointly and severally waive presentment for payment, demand, notice of demand and of dishonor and



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                  nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, with or without notice, before or after maturity. No single or partial exercise of any power hereunder shall preclude other or further exercise thereof, or the exercise of any other power. The release by Holder of any party liable on this Note shall not operate to release any other party liable hereon.

         7. Attorney's Fees. Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate, or other court proceedings or by any judicial or non-judicial foreclosure proceeding, or if this Note is placed in the hands of attorneys for collection after default, the Makers and all endorsers, guarantors, and sureties of this Note jointly and severally agree to pay, in addition to the principal and interest due and payable hereon, reasonable attorneys' fees and collection costs and expenses.

         8. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or three (3) days after being mailed by certified or registered mail, return receipt requested, with postage prepaid.

         9. Governing Law. This Note and the rights and duties of the parties hereunder shall be governed for all purposes by the laws of the State of California and the laws of the United States applicable to transactions within such State.

         IN WITNESS WHEREOF, the Makers have executed and delivered this Note as of the date first above written.

                                         MED-XS ASSET SERVICES, INC.
                                         An Ohio corporation

                                         By:  /s/ Kevin Tenkku
                                            -------------------------------
                                            Name: Kevin Tenkku
                                            Title: President


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